EXHIBIT 99.2

Total ARR Expansion Trends[1]

($ in millions)	FY22 Q1-22	FY22 Q2-22	FY22 Q3-22	FY22 Q4-22	FY23 Q1-23	FY23 Q2-23	FY23 Q3-23	FY23 Q4-23	FY24 Q1-24	FY24 Q2-24	FY24 Q3-24
Year-over-Year											
ARR (As Reported)	**$823**	**$864**	**$930**	**$995**	**$1,031**	**$1,065**	**$1,163**	**$1,247**	**$1,294**	**$1,344**	**$1,425**
Year-over-Year increase	*37%*	*35%*	*29%*	*29%*	*25%*	*23%*	*25%*	*25%*	*25%*	*26%*	*23%*
TTM FX headwind/(tailwind)[2]	(30)	(8)	21	20	47	61	29	29	(3)	(27)	(17)
ARR - Constant Currency	**794**	**856**	**951**	**1,014**	**1,078**	**1,126**	**1,191**	**1,276**	**1,291**	**1,316**	**1,408**
Year-over-Year ARR Increase - Constant Currency[3]	*32%*	*34%*	*32%*	*31%*	*31%*	*30%*	*28%*	*28%*	*25%*	*24%*	*21%*
TTM Perpetual License Rolloff - Constant Currency[4]	24	25	34	27	23	21	11	8	6	5	5
ARR Excluding TTM Perp License Rolloff - Constant Currency	**817**	**881**	**985**	**1,041**	**1,102**	**1,148**	**1,203**	**1,283**	**1,297**	**1,322**	**1,413**
Year-over-Year ARR Growth ex-Perp - Constant Currency	*36%*	*38%*	*36%*	*35%*	*34%*	*33%*	*29%*	*29%*	*26%*	*24%*	*22%*

	Q1-22	Q2-22	Q3-22	Q4-22	Q1-23	Q2-23	Q3-23	Q4-23	Q1-24	Q2-24	Q3-24	Q3-24 TTM
Quarter-over-Quarter												
ARR (As Reported)	**$823**	**$864**	**$930**	**$995**	**$1,031**	**$1,065**	**$1,163**	**$1,247**	**$1,294**	**$1,344**	**$1,425**	
Net New ARR (As Reported)[5]	49	41	66	65	36	34	98	84	47	50	82	263
Discontinuation of business in Russia[6]				6								-
Quarterly FX headwind/(tailwind)[7]	(6)	10	15	1	19	24	(19)	(2)	(10)	10	(12)	(14)
Net New ARR - Constant Currency	**43**	**50**	**81**	**72**	**55**	**58**	**79**	**82**	**37**	**59**	**70**	**248**
Year-over-Year Net New ARR Growth – Constant Currency[8]	*44%*	*97%*	*12%*	*29%*	*28%*	*15%*	*-3%*	*15%*	*-33%*	*2%*	*-12%*	*-6%*
Quarterly Perpetual License Rolloff - Constant Currency[9]	6	4	12	5	2	2	2	2	1	1	2	6
Net New ARR Excluding Perpetual License Rolloff - Constant Currency	**49**	**54**	**93**	**77**	**57**	**60**	**81**	**84**	**38**	**60**	**72**	**254**
Year-over-Year Net New ARR Growth ex-Perp - Constant Currency	*63%*	*92%*	*22%*	*16%*	*16%*	*11%*	*-13%*	*9%*	*-34%*	*1%*	*-11%*	*-7%*

1) Values have been rounded and may not add up precisely to the totals.
2) Year-over-year FX headwind/(tailwind) using exchange rates from the same quarter in the prior year.
3) Represents the year-over-year growth rate excluding the FX headwind/(tailwind).
4) Represents the cumulative trailing-twelve-month amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule.
5) Defined as the quarterly increase/(decrease) in the current quarter as reported ARR compared to the previous quarters as reported ARR.
6) Quarterly FX impact using exchange rates at the time of discontinuation.
7) Quarterly FX impact using exchange rates from the prior quarter.
8) Defined as net new ARR in constant currency compared to the year-ago period net new ARR in constant currency.
9) Represents the quarterly amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule in constant currency, net of new perpetual license ARR signed in the quarter.

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